UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2022

H-CYTE, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36763	46-3312262
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 E Kennedy Blvd, Suite 700 Tampa, FL	33602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(844) 633-6839

Copies to:

Arthur S. Marcus, Esq.

Sichenzia Ross Ference LLP

1185 Avenue of the Americas

31st Floor

New York, New York

10036

(212) 930-9700

(212) 930-9725 (fax)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: Common Stock

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 13, 2022, the board of directors of H-Cyte, Inc. (the “Company”) appointed Richard Rosenblum and Matthew Anderer as new directors of the Company, effective January 17, 2022.

Mr. Rosenblum (62) is a business veteran and entrepreneur in the areas of the financial services, capital markets, healthcare, technology and real estate. His experience ranges from serving as managing director at several investment merchant banks to heading companies as a C-suite executive. He also sits on the boards of public and private healthcare, life sciences and technology-sector companies.

Mr. Rosenblum is currently President, CFO and Board Member of Innovative Payment Solutions, Inc., a California-based FinTech company focused on building a 21st century universal digital payment and money remittance platform. As the founder of Harborview Capital Advisors, LLC, Mr. Rosenblum leads a team of strategic advisors in the areas of capital formation, merchant banking and management consulting, and has raised more than $250 million in capital funding for companies. Since founding it over 20 years ago, Mr. Rosenblum has served as manager and director of Harborview Property Management LLC, raising over $100 million while managing domestic and international commercial and multi-family real estate assets. From 2008 to 2014, Mr. Rosenblum was Director, President and Executive Chairman of Alliqua Biomedical Inc. (NASDAQ: ALQA), a leader in hydrogel manufacturing technology in the wound care sector.

Mr. Rosenblum received his B.A. in Finance & Accounting from the State University of New York at Buffalo in 1981, graduating summa cum laude.

Mr. Rosenblum will receive $5,000 a month as compensation from the Company for his service as a director.

Mr. Anderer (55) started his career in the United States Air Force as a fast jet and special operations pilot and instructor before taking operational and staff officer roles with Special Operations Command and NATO. He has commanded worldwide airlift capability of the highest posts within the White House and from a technology perspective, he has directed a range of high-profile, high-value acquisition projects. Mr. Anderer was the Director of the US Air Force leadership and citizenship development program for 220,000 cadets before taking command of the busiest air mobility group in the world, responsible for support to destinations world-wide. Among other contingency crisis operations in this capacity, Matt played a crucial role establishing robust, resilient, and repeatable processes to prevent the potential spread of the Ebola Virus for aircraft, cargo and passengers that transited sub-Saharan West Africa. He is currently the training systems Country Integration Lead for Lockheed Martin’s F-35 International customers, a position that he has held since prior to 2017.

Most recently, Mr. Anderer was also a member of the Board for Deverra Theraputics, a clinical stage cell therapy company headquartered in Seattle. He is a graduate of Villanova University, Air Command and Staff College, Naval Staff College and the Geneva Center for Security Policy.

Mr. Anderer will receive $5,000 a month as compensation from the Company for his service as a director.

The board of directors of the Company has affirmatively determined that both Mr. Rosenblum and Mr. Anderer meet the applicable standards for independent directors under Rule 10A-3 of the Securities Exchange Act of 1934.

There is no arrangement or understanding between either Mr. Rosenblum or Mr. Anderer and any other persons pursuant to which either Mr. Rosenblum or Mr. Anderer was elected as a director of the Company. There are no family relationships between either Mr. Rosenblum or Mr. Anderer and any of the Company’s officers or directors. Other than as described herein, there are no other transactions to which the Company or any of its subsidiaries is a party in which either Mr. Rosenblum or Mr. Anderer has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H-CYTE, INC.

Date: January 14, 2022	By:	/s/ Jeremy Daniel
Jeremy Daniel
Chief Financial Officer